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April 27, 2005


Dear SI Financial Group Stockholder:

         We recently mailed you proxy materials in connection with our upcoming annual meeting of stockholders to be held on May 11, 2005. According to our records, we have not yet received your proxy.

         IT IS VERY IMPORTANT that your shares be voted, regardless of the number of shares you own.

         Please take a moment to VOTE your shares by returning your proxy in the envelope provided. If your shares are held with a broker or bank, you can also vote by telephone or the internet by following the enclosed instructions. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A "FOR" VOTE ON ALL PROPOSALS.

         Please disregard this letter if you already voted your shares. Thank you for your cooperation and support.



/s/ Rheo A. Brouillard

Rheo A. Brouillard
President and Chief Executive Officer